Exhibit 5.1
Sonfield & Sonfield
A Professional Corporation

LEON SONFIELD (1865-1934) GEORGE M. SONFIELD (1899-1967) ROBERT L. SONFIELD (1893-1972) ____________________ FRANKLIN D. ROOSEVELT, JR. (1914-1988)	Attorneys at Law 2500 Wilcrest Drive, Suite 300 Houston, Texas 77042-2754 www.sonfield.com Telecopier (713) 877-1547 Telephone (713) 877-8333	ROBERT L. SONFIELD, JR. Managing Director robert@sonfield.com Jennifer Abney Legal Assistant jennifer@sonfield.com

July 10, 2018
International Spirits and Beverage Group, Inc.
8300 FM 1960 West, Suite 450
Houston, Texas 77070
Ladies and Gentlemen:
You have requested our opinion as counsel for International Spirits and Beverage Group. Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), relating to:
(i)
Issuance by the Company of 507,059 shares (the “Shares”) of the Company's common stock (the “Common Stock”), for resale by stockholders of Top Shelf Brands Holdings Corp. pursuant to the Distribution Agreement dated as of May 11, 2015 between the Company and Top Shelf.

(ii)	Public sale by the Company of 14,285,731 newly issued Shares of the Company’s Common.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In connection with this opinion, we have examined and relied upon the originals or copies of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the following: (a) the articles of incorporation of the Company; (b) the bylaws of the Company; (c) the Agreements (d) the convertible promissory Note; and (e) the Registration Statement, including all exhibits thereto.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or electronic copies and the authenticity of the originals of such documents, and the accuracy and completeness of the corporate records made available to us by the Company. As to any facts material to the opinions expressed below, with your permission we have relied solely upon, without independent verification or investigation of the accuracy or completeness thereof, any certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company and others.
Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and when sold pursuant to the terms described in the Registration Statement, will be legally issued, fully paid and non-assessable.
Our opinion is based upon the laws of the State of Texas in respect of the opinions contained herein. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement. We also consent to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.
Very truly yours,

Sonfield & Sonfield